Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Amendment to

Certificate of Designation

After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Galectin Therapeutics, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A 12% Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

By its Articles of Incorporation, as amended, and in accordance with Section 78.1955 of the Revised Statutes of the State of Nevada, the Board of Directors adopted a resolution amending the Certificate of Designation of Preferences, Rights and Limitations of Series A 12% Convertible Preferred Stock, as further described in Exhibit A attached hereto.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After Revised: 1-5-15

GALECTIN THERAPEUTICS, INC.

FIRST AMENDMENT TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A 12% CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE

NEVADA REVISED STATUTES

The undersigned, Peter G. Traber, MD, does hereby certify that:

1. He is the Chief Executive Officer and President of Galectin Therapeutics, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 20,000,000 shares of undesignated stock of which:

(a) 5,000,000 have been designated for issuance as Series A 12% Convertible Preferred Stock (the “Series A Preferred Stock”) as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A 12% Convertible Preferred Stock (the “Series A Certificate of Designation”);

(b) 900,000 have been designated for issuance as Series B-l Convertible Preferred Stock, 2,100,000 have been designated for issuance as Series B-2 Convertible Preferred Stock and 6,000,000 have been designated for issuance as Series B-3 Convertible Preferred Stock;

(c) 1000 have been designated for issuance as Series C Super Dividend Convertible Preferred Stock; and

(d) 5,999,999 have been designated for issuance as Common Stock (Class W).

3. On March 23, 2017, the Board of Directors of the Corporation voted to approve, subject to the approval of the majority of the voting power of the Series A Preferred Stock, the First Amendment (the “First Amendment”) to the Series A Certificate of Designation, which First Amendment reduces the number of shares designated to the Series A Preferred Stock from 5,000,000 shares to 1,742,500 shares, and to file this First Amendment to accomplish such amendment.

4. The holders of Series A Preferred Stock holding a majority of the voting power of Series A Preferred Stock have approved this First Amendment. There is no class or series of stock which is senior to the Series A Preferred Stock as to the payment of distributions upon dissolution of the Corporation, and therefore the approval of any other class or series of stock of the Corporation to the amendments to the Certificate of Designation is not required pursuant to NRS 78.1955(3).

5. The Certificate of Designation is hereby amended by striking Section 2 thereof and inserting the following in lieu thereof:

“2. The Corporation is authorized to issue 20,000,000 undesignated shares of which (a) 1,742,500 have been designated “Series A 12% Convertible Preferred Stock”; (b) 900,000 have been designated for issuance as Series B-1 Convertible Preferred Stock, 2,100,000 have been designated for issuance as Series B-2 Convertible Preferred Stock and 6,000,000 have been designated for issuance as Series B-3 Convertible Preferred Stock; (c) 1000 have been designated for issuance as Series C Super Dividend Convertible Preferred Stock; and (d) 5,999,999 have been designated for issuance as Common Stock (Class W).”

6. The Series A Certificate of Designation is hereby further amended by striking all three “Whereas” clauses in the resolution set forth in Section 3 and inserting the following in lieu thereof:

“WHEREAS, the Articles of Incorporation of the Corporation provide for 20,000,000 undesignated shares,”

“WHEREAS, the Articles of Incorporation of the Corporation further provide that the Board of Directors may, from time to time, prescribe by resolution different classes or series of the undesignated shares, the number of shares of such class or series within the limits of the authorized undersigned shares and the voting powers, designations, rights, preferences, restrictions and the relative rights of said shares in each such class or series.”

“WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to the authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, to be known as Series A 12% Convertible Preferred Stock, and to consist of 1,742,500 shares (with all other shares previously designated to such series but never issued being returned to the category of undesignated shares) which the Corporation has the authority to issue, as follows:”

7. Except as amended hereby, the Series A Certificate of Designation shall remain in full force and effect.